Exhibit 99.1

News Release
FIS Reports First Quarter 2022 Results
•Increased revenue 8% on a GAAP basis and 9% on an organic basis to $3.5 billion, including strong growth across all operating segments
•Generated Diluted EPS (GAAP) of $0.20 and Adjusted EPS of $1.47
•Reaching target leverage ratio will enable resumption of share repurchase during the second quarter of 2022

JACKSONVILLE Fla., May 3, 2022 - FIS® (NYSE:FIS), a global leader in financial services technology, today reported its first quarter 2022 results.

“FIS is off to a strong start to the year,” said Gary Norcross, FIS Chairman and Chief Executive Officer. “We chose to continue to invest in new solutions and capabilities to benefit our clients throughout the pandemic. These investments are really paying off by enabling us to drive strong revenue growth and returns. In addition, our team’s focus on execution and robust cash flow enabled us to pay down debt more quickly than anticipated, which will allow us to resume share buybacks a quarter ahead of schedule.”

First Quarter 2022
On a GAAP basis, revenue increased by more than $250 million, or 8% as compared to the prior-year period, to $3.5 billion. Net earnings attributable to common stockholders were $120 million or $0.20 per diluted share.

On an organic basis, revenue increased 9% as compared to the prior-year period when excluding the impact of changes in foreign currency exchange rates and inorganic contribution from acquisitions and divestitures. Adjusted EBITDA was $1.4 billion. Adjusted EBITDA margin was flat at 40.6%, as the company successfully offset rising wage inflation, difficult comparisons created by stimulus-related revenue in the prior-year period and ramping large client wins. Adjusted net earnings increased 11% as compared to the prior-year period to $904 million, and adjusted net earnings per share increased 13% to $1.47 per diluted share.

($ millions, except per share data, unaudited)	Three Months Ended March 31,
			%	Constant	Organic
	2022	2021	Change	Currency	Growth
Revenue	$3,492	$3,223	8%	9%	9%
Merchant Solutions	1,112	966	15%	16%	15%
Banking Solutions	1,645	1,540	7%	7%	7%
Capital Market Solutions	658	625	5%	6%	6%
Corporate and Other	77	92	(16)%	(15)%
Adjusted EBITDA	$1,418	$1,308	8%
Adjusted EBITDA Margin	40.6%	40.6%	—
Net earnings attributable to FIS common stockholders (GAAP)	$120	$(373)	*
Diluted EPS (GAAP)	$0.20	$(0.60)	*
Adjusted net earnings	$904	$814	11%
Adjusted EPS	$1.47	$1.30	13%
* Indicates comparison not meaningful

Operating Segment Information
• Banking Solutions:
Revenue increased by 7% on both a GAAP and an organic basis as compared to the prior-year period to $1.6 billion. Adjusted EBITDA increased 5% as compared to the prior-year period to $697 million. Adjusted EBITDA margin contracted by 90 basis points as compared to the prior-year period to 42.4%, primarily due to wage inflation, difficult comparisons created by stimulus-related revenue in the prior-year period, including from the Paycheck Protection Program (PPP), and ramping large client wins.

• Capital Market Solutions:
Revenue increased by 5% on a GAAP basis and 6% on an organic basis as compared to the prior-year period to $658 million, primarily due to strong growth in recurring revenue. Adjusted EBITDA increased by 7% as compared to the prior-year period to $308 million. Adjusted EBITDA margin expanded by 60 basis points over the prior-year period to 46.8%, primarily due to continued operating leverage.

• Merchant Solutions:
Revenue increased by 15% on both a GAAP and an organic basis as compared to the prior-year period to $1.1 billion. Adjusted EBITDA increased by 16% as compared to the prior-year period to $522 million. Adjusted EBITDA margin expanded by 30 basis points to 47.0%. During the first quarter, global volume increased by 10% as compared to the prior-year period to $517 billion, and transactions increased by 7% to 11.4 billion.

Additional Merchant Disclosure

	Three Months Ended March 31,
			%
	2022	2021	Change
Revenue ($M)	$1,112	$966	15%
Global Volume[1] ($B)	517	468	10%
US Volume[1] ($B)	383	349	10%
Transactions[2] (B)	11.4	10.7	7%

1 Volume refers to the total dollar value of the transactions processed during the stated period
2 Transaction refers to an instance of buying or selling a good or service in exchange for money

•Corporate and Other:
First quarter revenue decreased by 16% as compared to the prior-year period to $77 million, primarily due to the continuing wind down of non-strategic businesses. Adjusted EBITDA loss was $110 million, including $125 million of corporate expenses.

Balance Sheet and Cash Flows
As of March 31, 2022, debt outstanding totaled $19.2 billion. First quarter net cash provided by operating activities was $896 million, and free cash flow was $786 million.

FIS continued to reduce leverage which will enable the resumption of share repurchase under its existing 100 million share authorization during the second quarter. In addition, FIS increased its quarterly dividend by 21% as compared to the prior-year period to $0.47 per share, paying a total of $287 million in dividends during the first quarter.

FIS currently expects to primarily utilize free cash flow through the end of 2023 to return capital to shareholders. During 2022, the Company expects to repurchase shares worth approximately $3 billion, primarily during the second half of the year.

Second Quarter and Full-Year 2022 GAAP Guidance

($ millions, except share data)	Q2 2022	FY 2022
Revenue	$3,650 - $3,685	$14,780 - $14,925
Diluted EPS	$0.40 - $0.50	$2.10 - $2.50

Second Quarter and Full-Year 2022 Non-GAAP Guidance

($ millions, except share data)	Q2 2022	FY 2022
Revenue (GAAP)	$3,650 - $3,685	$14,780 - $14,925
Adjusted EPS	$1.72 - $1.75	$7.25 - $7.37

COVID-19 Update
FIS has continued to prioritize investments in solutions and services that help address the needs of our clients throughout the ongoing global pandemic in order to increase the Company’s potential to sustain accelerated revenue growth. During the first quarter, COVID-19’s impact on our financial results lessened due to the opening of markets, offset in part by the impact of COVID-19 variants.

Webcast
FIS will sponsor a live webcast of its earnings conference call with the investment community beginning at 8:30 a.m. (EDT) Tuesday, May 3, 2022. To access the webcast, go to the Investor Relations section of FIS’ homepage, www.fisglobal.com. A replay will be available after the conclusion of the live webcast.

About FIS
FIS is a leading provider of technology solutions for financial institutions and businesses of all sizes and across any industry globally. We enable the movement of commerce by unlocking the financial technology that powers the world’s economy. Our employees are dedicated to advancing the way the world pays, banks and invests through our trusted innovation, system performance and flexible architecture. We help our clients use technology in innovative ways to solve business-critical challenges and deliver superior experiences for their customers. Headquartered in Jacksonville, Florida, FIS is a member of the Fortune 500® and the Standard & Poor’s 500® Index.

To learn more, visit www.fisglobal.com. Follow FIS on Facebook, LinkedIn and Twitter (@FISGlobal).

FIS Use of Non-GAAP Financial Information
Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting in the United States. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, we have provided certain non-GAAP financial measures.

These non-GAAP measures include constant currency revenue, organic revenue growth, adjusted EBITDA, adjusted EBITDA margin, adjusted net earnings, adjusted EPS, and free cash flow. These non-GAAP measures may be used in this release and/or in the attached supplemental financial information.

We believe these non-GAAP measures help investors better understand the underlying fundamentals of our business. As further described below, the non-GAAP revenue and earnings measures presented eliminate items management believes are not indicative of FIS’ operating performance. The constant currency and organic revenue growth measures adjust for the effects of exchange rate fluctuations, while organic revenue growth also adjusts for acquisitions and divestitures and excludes revenue from Corporate and Other, giving investors further insight into our performance. Finally, free cash flow provides further information about the ability of our business to generate cash. For these reasons, management also uses these non-GAAP measures in its assessment and management of FIS’ performance.

As described below, our Adjusted EBITDA and Adjusted Net Earnings measures also exclude incremental and direct costs resulting from the COVID-19 pandemic. Management believes that this adjustment may help investors understand the longer-term fundamentals of our underlying business.

Constant currency revenue represents reported operating segment revenue excluding the impact of fluctuations in foreign currency exchange rates in the current period.

Organic revenue growth is constant currency revenue, as defined above, for the current period compared to an adjusted revenue base for the prior period, which is adjusted to add pre-acquisition revenue of acquired businesses for a portion of the prior year matching the portion of the current year for which the business was owned, and subtract pre-divestiture revenue for divested businesses for the portion of the prior year matching the portion of the current year for which the business was not owned, for any acquisitions or divestitures by FIS. When referring to organic revenue growth, revenues from our Corporate and Other segment, which is comprised of revenue from non-strategic businesses, are excluded.

Adjusted EBITDA reflects net earnings before interest, other income (expense), taxes, equity method investment earnings (loss), and depreciation and amortization, and excludes certain costs and other transactions that management deems non-operational in nature, the removal of which improves comparability of operating results across reporting periods. It also excludes incremental and direct costs resulting from the COVID-19 pandemic. This measure is reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. For this reason, adjusted EBITDA, as it relates to our segments, is presented in conformity with Accounting Standards Codification 280, Segment Reporting, and is excluded from the definition of non-GAAP financial measures under the Securities and Exchange Commission's Regulation G and Item 10(e) of Regulation S-K.

Adjusted EBITDA margin reflects adjusted EBITDA, as defined above, divided by revenue.

Adjusted net earnings excludes the impact of certain costs and other transactions which management deems non-operational in nature, the removal of which improves comparability of operating results across reporting periods. It also excludes the impact of acquisition-related purchase accounting amortization and equity method investment earnings (loss), both of which are recurring. It also excludes incremental and direct costs resulting from the COVID-19 pandemic.

Adjusted EPS reflects adjusted net earnings, as defined above, divided by weighted average diluted shares outstanding.

Free cash flow reflects net cash provided by operating activities, adjusted for the net change in settlement assets and obligations and excluding certain transactions that are closely associated with non-operating activities or are otherwise non-operational in nature and not indicative of future operating cash flows, including incremental and direct costs resulting from the COVID-19 pandemic, less capital expenditures excluding capital expenditures related to the Company’s new headquarters. Free cash flow does not represent our residual cash flow available for discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure.

Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP measures. Further, FIS’ non-GAAP measures may be calculated differently from similarly titled measures of other companies. Reconciliations of these non-GAAP measures to related GAAP measures, including footnotes describing the specific adjustments, are provided in the attached schedules and in the Investor Relations section of the FIS website, www.fisglobal.com.

Forward-Looking Statements

This earnings release and today’s webcast contain “forward-looking statements” within the meaning of the U.S. federal securities laws. Statements that are not historical facts, including statements about anticipated financial outcomes, including any earnings guidance or projections of the Company, projected revenue or expense synergies, business and market conditions, outlook, foreign currency exchange rates, deleveraging plans, expected dividends and share repurchases, the Company’s sales pipeline and anticipated profitability and growth, as well as other statements about our expectations, beliefs, intentions, or strategies regarding the future, or other characterizations of future events or circumstances, are forward-looking statements. These statements relate to future events and our future results and involve a number of risks and uncertainties. Forward-looking statements are based on management’s beliefs as well as assumptions made by, and information currently available to, management.

Actual results, performance or achievement could differ materially from those contained in these forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include the following, without limitation:

•the outbreak or recurrence of the novel coronavirus and any related variants (“COVID-19”) and measures to reduce its spread, including the impact of governmental or voluntary actions such as business shutdowns and stay-at-home orders in certain geographies;
•the duration, including any recurrence, of the COVID-19 pandemic and its impacts, including reductions in consumer and business spending, and instability of the financial markets in heavily impacted areas across the globe;
•the economic and other impacts of COVID-19 on our clients which affect the sales of our solutions and services and the implementation of such solutions;
•the risk of losses in the event of defaults by merchants (or other parties) to which we extend credit in our card settlement operations or in respect of any chargeback liability, either of which could adversely impact liquidity and results of operations;
•changes in general economic, business and political conditions, including those resulting from COVID-19 or other pandemics, a recession, intensified international hostilities, acts of terrorism, increased rates of inflation, changes in either or both the United States and international lending, capital and financial markets or currency fluctuations;
•the risk that acquired businesses will not be integrated successfully or that the integration will be more costly or more time-consuming and complex than anticipated;
•the risk that cost savings and synergies anticipated to be realized from acquisitions may not be fully realized or may take longer to realize than expected;
•the risks of doing business internationally;
•the effect of legislative initiatives or proposals, statutory changes, governmental or applicable regulations and/or changes in industry requirements, including privacy and cybersecurity laws and regulations;
•the risks of reduction in revenue from the elimination of existing and potential customers due to consolidation in, or new laws or regulations affecting, the banking, retail and financial services industries or due to financial failures or other setbacks suffered by firms in those industries;
•changes in the growth rates of the markets for our solutions;
•the amount, declaration and payment of future dividends is at the discretion of our Board of Directors and depends on, among other things, our investment opportunities, results of operations, financial condition, cash requirements, future prospects, the duration and impact of the COVID-19 pandemic, and other factors that may be considered relevant by our Board of Directors, including legal and contractual restrictions;
•the amount and timing of any future share repurchases is subject to, among other things, our share price, our other investment opportunities and cash requirements, our results of operations and financial condition, our future prospects and other factors that may be considered relevant by our Board of Directors and management;
•failures to adapt our solutions to changes in technology or in the marketplace;
•internal or external security breaches of our systems, including those relating to unauthorized access, theft, corruption or loss of personal information and computer viruses and other malware affecting our software or platforms, and the reactions of customers, card associations, government regulators and others to any such events;
•the risk that implementation of software, including software updates, for customers or at customer locations or employee error in monitoring our software and platforms may result in the corruption or loss of data or customer information, interruption of business operations, outages, exposure to liability claims or loss of customers;
•the reaction of current and potential customers to communications from us or regulators regarding information security, risk management, internal audit or other matters;
•the risk that policies and resulting actions of the current administration in the U.S. may result in additional regulations and executive orders, as well as additional regulatory and tax costs;
•competitive pressures on pricing related to the decreasing number of community banks in the U.S., the development of new disruptive technologies competing with one or more of our solutions, increasing presence of international competitors in the U.S. market and the entry into the market by global banks and global companies with respect to certain competitive solutions, each of which may have the impact of unbundling individual solutions from a comprehensive suite of solutions we provide to many of our customers;
•the failure to innovate in order to keep up with new emerging technologies, which could impact our solutions and our ability to attract new, or retain existing, customers;
•an operational or natural disaster at one of our major operations centers;
•failure to comply with applicable requirements of payment networks or changes in those requirements;
•fraud by merchants or bad actors; and
•other risks detailed in the “Risk Factors” and other sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, in our quarterly reports on Form 10-Q and in our other filings with the Securities and Exchange Commission.

Other unknown or unpredictable factors also could have a material adverse effect on our business, financial condition, results of operations and prospects. Accordingly, readers should not place undue reliance on these forward-looking statements. These forward-looking statements are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Except as required by applicable law or regulation, we do not undertake (and expressly disclaim) any obligation and do not intend to publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise.

For More Information

Ellyn Raftery, 904.438.6083	Nathan Rozof, CFA, 904.438.6918
Chief Marketing Officer	Executive Vice President
FIS Global Marketing and Corporate Communications	FIS Corporate Finance and Investor Relations
Ellyn.Raftery@fisglobal.com	Nathan.Rozof@fisglobal.com

Fidelity National Information Services, Inc.
Earnings Release Supplemental Financial Information
May 3, 2022

Exhibit A    Condensed Consolidated Statements of Earnings - Unaudited for the three months ended March 31, 2022 and 2021

Exhibit B    Condensed Consolidated Balance Sheets - Unaudited as of March 31, 2022, and December 31, 2021

Exhibit C    Condensed Consolidated Statements of Cash Flows - Unaudited for the three months ended March 31, 2022 and 2021

Exhibit D    Supplemental Non-GAAP Financial Information - Unaudited for the three months ended March 31, 2022 and 2021

Exhibit E    Supplemental GAAP to Non-GAAP Reconciliations - Unaudited for the three months ended March 31, 2022 and 2021

Exhibit F    Supplemental GAAP to Non-GAAP Reconciliations on Guidance - Unaudited for the three months ended June 30, 2022, and full year ended December 31, 2022

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS — UNAUDITED
(In millions, except per share amounts)
Exhibit A

	Three months ended March 31,
	2022	2021
Revenue	$3,492	$3,223
Cost of revenue	2,242	2,118
Gross profit	1,250	1,105
Selling, general, and administrative expenses	1,035	1,006
Asset impairments	58	—
Operating income	157	99
Other income (expense):
Interest expense, net	(43)	(74)
Other income (expense), net	61	(493)
Total other income (expense), net	18	(567)
Earnings (loss) before income taxes and equity method investment earnings (loss)	175	(468)
Provision (benefit) for income taxes	54	(97)
Equity method investment earnings (loss)	—	1
Net earnings (loss)	121	(370)
Net (earnings) loss attributable to noncontrolling interest	(1)	(3)
Net earnings (loss) attributable to FIS common stockholders	$120	$(373)

Net earnings (loss) per share-basic attributable to FIS common stockholders	$0.20	$(0.60)
Weighted average shares outstanding-basic	610	621
Net earnings (loss) per share-diluted attributable to FIS common stockholders	$0.20	$(0.60)
Weighted average shares outstanding-diluted	614	621

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS — UNAUDITED
(In millions, except per share amounts)

		Exhibit B

	March 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$1,547	$2,010
Settlement assets	4,062	4,020
Trade receivables, net	3,655	3,772
Other receivables	260	355
Prepaid expenses and other current assets	621	551
Total current assets	10,145	10,708
Property and equipment, net	901	949
Goodwill	52,988	53,330
Intangible assets, net	10,854	11,539
Software, net	3,235	3,299
Other noncurrent assets	2,132	2,137
Deferred contract costs, net	943	969
Total assets	$81,198	$82,931

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$2,690	$2,864
Settlement payables	5,228	5,295
Deferred revenue	847	779
Short-term borrowings	2,682	3,911
Current portion of long-term debt	2,330	1,617
Total current liabilities	13,777	14,466
Long-term debt, excluding current portion	14,208	14,825
Deferred income taxes	4,055	4,193
Other noncurrent liabilities	1,948	1,915
Total liabilities	33,988	35,399

Redeemable noncontrolling interest	174	174

Equity:
FIS stockholders’ equity:
Preferred stock $0.01 par value	—	—
Common stock $0.01 par value	6	6
Additional paid in capital	46,536	46,466
Retained earnings	2,721	2,889
Accumulated other comprehensive earnings (loss)	106	252
Treasury stock, at cost	(2,343)	(2,266)
Total FIS stockholders’ equity	47,026	47,347
Noncontrolling interest	10	11
Total equity	47,036	47,358
Total liabilities, redeemable noncontrolling interest and equity	$81,198	$82,931

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED
(In millions)

		Exhibit C

	Three months ended March 31,
	2022	2021
Cash flows from operating activities:
Net earnings (loss)	$121	$(370)
Adjustment to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	1,013	953
Amortization of debt issuance costs	7	7
Asset impairments	58	—
Loss (gain) on sale of businesses, investments and other	—	(1)
Loss on extinguishment of debt	—	528
Stock-based compensation	57	157
Deferred income taxes	(112)	(22)
Net changes in assets and liabilities, net of effects from acquisitions and foreign currency:
Trade and other receivables	62	(219)
Settlement activity	(162)	122
Prepaid expenses and other assets	(152)	(129)
Deferred contract costs	(73)	(113)
Deferred revenue	55	89
Accounts payable, accrued liabilities and other liabilities	22	(166)
Net cash provided by operating activities	896	836

Cash flows from investing activities:
Additions to property and equipment	(108)	(69)
Additions to software	(304)	(229)
Other investing activities, net	122	(23)
Net cash provided by (used in) investing activities	(290)	(321)

Cash flows from financing activities:
Borrowings	15,902	13,858
Repayment of borrowings and other financing obligations	(16,609)	(14,364)
Debt issuance costs	—	(74)
Net proceeds from stock issued under stock-based compensation plans	33	73
Treasury stock activity	(77)	(494)
Dividends paid	(287)	(244)
Other financing activities, net	(47)	(136)
Net cash provided by (used in) financing activities	(1,085)	(1,381)

Effect of foreign currency exchange rate changes on cash	(103)	(40)
Net increase (decrease) in cash, cash equivalents and restricted cash	(582)	(906)
Cash, cash equivalents and restricted cash, beginning of period	4,283	4,030
Cash, cash equivalents and restricted cash, end of period	$3,701	$3,124

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL NON-GAAP ORGANIC REVENUE GROWTH — UNAUDITED
(In millions)

							Exhibit D

	Three months ended March 31,
	2022			2021
			Constant		Acquisition &
			Currency		Divestiture	Adjusted	Organic
	Revenue	FX	Revenue	Revenue	Adjustment	Base	Growth
Merchant Solutions	$1,112	$12	$1,124	$966	$12	$978	15%
Banking Solutions	1,645	5	1,650	1,540	—	1,540	7%
Capital Market Solutions	658	5	663	625	—	625	6%
Corporate and Other	77	1	78	92	—	92	N/A
Total (1)	$3,492	$23	$3,514	$3,223	$12	$3,235	9%

Amounts in tables may not sum or calculate due to rounding.

(1)Total organic growth excludes Corporate and Other.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL NON-GAAP CASH FLOW MEASURES — UNAUDITED
(In millions)

Exhibit D (continued)

	Three months ended
	March 31, 2022	March 31, 2021
Net cash provided by operating activities	$896	$836
Non-GAAP adjustments:
Acquisition, integration and other payments (1)	136	117
Settlement activity	162	(122)
Adjusted cash flows from operations	1,194	831
Capital expenditures (2)	(408)	(275)
Free cash flow	$786	$556

Free cash flow reflects adjusted cash flows from operations less capital expenditures (additions to property and equipment and additions to software, excluding capital spend related to the construction of our new headquarters). Free cash flow does not represent our residual cash flows available for discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure.

(1)Adjusted cash flows from operations and free cash flow for the three months ended March 31, 2022 and 2021 exclude cash payments for certain acquisition, integration and other costs (see Note 2 to Exhibit E), net of related tax impact. The related tax impact totaled $24 million and $20 million for the three months ended March 31, 2022 and 2021, respectively.

(2)Capital expenditures for free cash flow exclude capital spend related to the construction of our new headquarters totaling $4 million and $23 million for the three months ended March 31, 2022 and 2021, respectively.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

Exhibit E

	Three months ended March 31,
	2022	2021
Net earnings (loss) attributable to FIS common stockholders	$120	$(373)
Provision (benefit) for income taxes	54	(97)
Interest expense, net	43	74
Other, net	(60)	495

Operating income, as reported	157	99
Depreciation and amortization, excluding purchase accounting amortization	363	279
Non-GAAP adjustments:
Purchase accounting amortization (1)	650	674
Acquisition, integration and other costs (2)	190	256
Asset impairments (3)	58	—
Adjusted EBITDA	$1,418	$1,308

See Notes to Exhibit E.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

Exhibit E (continued)

	Three months ended March 31,
	2022	2021
Earnings (loss) before income taxes and equity method investment earnings (loss)	$175	$(468)
(Provision) benefit for income taxes	(54)	97
Equity method investment earnings (loss)	—	1
Net (earnings) loss attributable to noncontrolling interest	(1)	(3)
Net earnings (loss) attributable to FIS common stockholders	120	(373)
Non-GAAP adjustments:
Purchase accounting amortization (1)	650	674
Acquisition, integration and other costs (2)	242	256
Asset impairments (3)	58	—
Non-operating (income) expense (4)	(61)	493
Equity method investment (earnings) loss (5)	—	(1)
(Provision) benefit for income taxes on non-GAAP adjustments	(105)	(235)
Total non-GAAP adjustments	784	1,187
Adjusted net earnings	$904	$814

Net earnings (loss) per share-diluted attributable to FIS common stockholders	$0.20	$(0.60)
Non-GAAP adjustments:
Purchase accounting amortization (1)	1.06	1.08
Acquisition, integration and other costs (2)	0.39	0.41
Asset impairments (3)	0.09	—
Non-operating (income) expense (4)	(0.10)	0.79
Equity method investment (earnings) loss (5)	—	—
(Provision) benefit for income taxes on non-GAAP adjustments	(0.17)	(0.38)
Adjusted net earnings per share-diluted attributable to FIS common stockholders	$1.47	$1.30
Weighted average shares outstanding-diluted (6)	614	626

Amounts in table may not sum or calculate due to rounding.

See Notes to Exhibit E.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

Exhibit E (continued)

Notes to Unaudited - Supplemental GAAP to Non-GAAP Reconciliations for the three months ended March 31, 2022 and 2021.

The adjustments are as follows:

(1)This item represents purchase price amortization expense on all intangible assets acquired through various Company acquisitions, including customer relationships, contract value, technology assets, trademarks and trade names. For the three months ended March 31, 2022, this item also includes $26 million of incremental amortization expense associated with shortened estimated useful lives and accelerated amortization methods for certain acquired software driven by the Company's platform modernization. Our platform modernization focuses on accelerating the modernization of our strategic applications and sunsetting of our redundant platforms and creating a componentized cloud-native set of capabilities that can be consumed by clients as end-to-end business applications or as individual components. The Company has excluded the impact of purchase price amortization expense as such amounts can be significantly impacted by the timing and/or size of acquisitions. Although the Company excludes these amounts from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of assets that relate to past acquisitions will recur in future periods until such assets have been fully amortized. Any future acquisitions may result in the amortization of future assets.

(2)This item represents acquisition and integration costs primarily related to the acquisition of Worldpay as well as certain other costs, including $80 million for the three months ended March 31, 2022, primarily associated with the Company's platform modernization described in Note (1). For the three months ended March 31, 2021, this item also includes $104 million in accelerated stock compensation expense to reflect the impact of establishing a Qualified Retirement Equity Program that modified unvested equity awards outstanding at January 1, 2021, as well as $15 million related to data center consolidation activities. The Company also recorded charges directly related to COVID-19 of $9 million for the three months ended March 31, 2021. For purposes of calculating Adjusted net earnings, this item includes $52 million of incremental amortization expense for the three months ended March 31, 2022, associated with shortened estimated useful lives and accelerated amortization methods for certain software and deferred contract cost assets driven by the Company's platform modernization described in Note (1). This $52 million item is included in the Depreciation and amortization, excluding purchase accounting amortization line item within the Adjusted EBITDA reconciliation.

(3)For the three months ended March 31, 2022, this item primarily represents impairment of real estate-related assets as a result of office space reductions.

(4)Non-operating (income) expense primarily consists of other income and expense items outside of the Company's operating activities, including fair value adjustments on certain non-operating assets and liabilities and foreign currency transaction remeasurement gains and losses. For the three months ended March 31, 2022, this item includes net gains on equity security investments without readily determinable fair values of $41 million. For the three months ended March 31, 2021, this item includes a loss on extinguishment of debt of approximately $528 million relating to tender premiums, make-whole amounts, and fees; the write-off of unamortized bond discounts and debt issuance costs; and losses on related derivative instruments.

(5)This item represents our equity method investment earnings or loss and was predominantly due to our equity ownership interest in Cardinal Holdings, LP, which was sold on April 29, 2021.

(6)For the three months ended March 31, 2021, Adjusted net earnings is a gain, while the corresponding GAAP amount for the period is a loss. As a result, in calculating Adjusted net earnings per share-diluted for this period, the weighted average shares outstanding-diluted amount of approximately 626 million shares used in the calculation includes approximately 5 million shares that in accordance with GAAP are excluded from the calculation of the GAAP Net loss per share-diluted for the period, due to their anti-dilutive impact.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS ON GUIDANCE — UNAUDITED
(In millions, except per share amounts)
Exhibit F

	Three months ended		Year ended
	June 30, 2022		December 31, 2022
	Low	High	Low	High

Net earnings per share-diluted attributable to FIS common stockholders	$0.40	$0.50	$2.10	$2.50

Estimated adjustments (1)	1.32	1.25	5.15	4.87

Adjusted net earnings per share-diluted attributable to FIS common stockholders	$1.72	$1.75	$7.25	$7.37

(1)Estimated adjustments include purchase accounting amortization, acquisition, integration and other costs, and other items, net of tax impact.